Exhibit 99.1

Thomas & Betts Corporation Completes Acquisition of Lamson & Sessions Co.

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Nov. 5, 2007--Thomas & Betts Corporation (NYSE:TNB), a leading manufacturer of electrical components, announced today that it completed its acquisition of Lamson & Sessions Co. (NYSE:LMS) for approximately $450 million. In August, Thomas & Betts announced that it had signed a definitive agreement to purchase Lamson & Sessions.

    Lamson & Sessions is a leading manufacturer of non-metallic electrical boxes, enclosures, fittings, flexible conduit, industrial PVC pipe, wiring devices and other electrical components used in construction, industrial, utility and communications markets. In 2006, Lamson & Sessions reported $561 million in revenues.

    "The employees of Lamson & Session and its portfolio of strong brands will be a great addition to the Thomas & Betts family," said Dominic J. Pileggi, chairman and chief executive officer. "This acquisition is consistent with our commitment to invest in businesses that increase the depth and breadth of our product portfolio and enhance our leadership position with distributors and end users of electrical products. We are pleased that we can now focus on turning the potential benefits of this strategic acquisition into reality."

    Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are typically identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com